Exhibit d.4

NUVEEN STRATEGY FUNDS, INC.

NOTICE OF CONTINUANCE OF INVESTMENT SUB-ADVISORY AGREEMENT

WHEREAS, Nuveen Fund Advisors, Inc., a Delaware corporation (the “Manager”) and Nuveen Asset Management, LLC, a Delaware limited liability company (the “Sub-Adviser”) have entered into Sub-Advisory Agreements, pursuant to which the Sub-Adviser furnishes investment advisory services to various series of Nuveen Strategy Funds, Inc. f/k/a First American Strategy Funds, Inc. as listed on attached Schedule A; and

WHEREAS, pursuant to the terms of the Agreement, the Agreement shall continue in force from year to year, provided that such continuance is specifically approved for each Portfolio (as defined in the Agreement) at least annually in the manner required by the Investment Company Act of 1940 and the rules and regulations thereunder.

NOW THEREFORE, this Notice memorializes between the parties that the Board of Directors of Nuveen Strategy Funds, Inc., including the independent Directors, at a meeting called in part for the purpose of reviewing the Agreement, have approved the continuance of the Agreement with respect to each Portfolio until August 1, 2013, in the manner required by the Investment Company Act of 1940.

Dated as of December 5, 2012

NUVEEN FUND ADVISORS, INC.

	By:	/s/ Gifford R. Zimmerman
Managing Director
ATTEST:

/s/ Virginia O’Neal

NUVEEN ASSET MANAGEMENT, LLC

	By:	/s/ Kevin J. McCarthy
	Its:	Managing Director
ATTEST:

/s/ Virginia O’Neal

SCHEDULE A TO SUB-ADVISORY AGREEMENT RENEWAL

Fund in Nuveen Strategy Funds, Inc.	Date of Contract	Date of Renewal
Nuveen Strategy Aggressive Growth Allocation Fund	1-1-11	12-31-12
Nuveen Strategy Growth Allocation Fund	1-1-11	12-31-12
Nuveen Strategy Balanced Allocation Fund	1-1-11	12-31-12
Nuveen Strategy Conservative Allocation Fund	1-1-11	12-31-12